Exhibit 99.1

Barnwell Industries Announces Agreement to Sell Canadian Oil and Gas Business for C$9 Million

Canadian sale advances Company’s transformation while preserving participation in future drilling through 5% gross overriding royalty

HOUSTON, TX / ACCESS Newswire / October 6, 2026 / Barnwell Industries, Inc. (NYSE American: BRN) (“Barnwell” or the “Company”) today announced that it has entered into a definitive agreement to sell its Canadian oil and natural gas business to an Alberta corporation for a base purchase price of C$9 million, subject to working capital and indebtedness adjustments. The consideration consists of C$4 million in cash and a 5% gross overriding royalty providing Barnwell with continued participation in future drilling, valued at C$5 million for purposes of the transaction. All amounts in this release are in Canadian dollars. Barnwell's Board of Directors determined the transaction is in the best interests of the Company and the Board of Directors is recommending that Barnwell shareholders vote in favor of the transaction.

The agreement marks another significant step in Barnwell’s transformation. Following the completed sale of its remaining Hawaii development interests in September, the Company today separately announced its decision to terminate its defined benefit pension plan and the planned reversion of surplus assets after satisfying benefit obligations, costs and applicable taxes. Together, these actions are intended to simplify Barnwell, reduce legacy obligations, increase financial flexibility and position the Company to pursue strategic opportunities capable of materially increasing long-term per-share value. Management intends to devote the majority of its efforts to identifying opportunities to redeploy Barnwell’s capital and public-company platform at greater scale.

Importantly, Barnwell will retain meaningful participation in the future development of the properties through a 5% gross overriding royalty on the acquired business’s interest in future wells drilled on the all of Barnwell’s Canadian lands. An affiliate of the buyer will have the right to purchase the royalty at any time after closing for C$5 million. Any royalty payments received by Barnwell prior to exercise of the option will not reduce the C$5 million purchase price, allowing Barnwell to retain those royalty payments in addition to the full C$5 million exercise price if the option is subsequently exercised. This structure gives the buyer a strong economic incentive to exercise the option rather than to continue making royalty payments. Future royalty payments will depend on future drilling and production, and exercise of the C$5 million purchase option is at the buyer affiliate’s discretion and is not assured.

The buyer has paid a C$1 million deposit into escrow, which will be credited toward the purchase price at closing. The transaction is structured as a sale of the Canadian operating company’s shares and an assignment of a related intercompany note, following a pre-closing reorganization. Barnwell will retain specified assets, including excess cash and near-cash assets, outside the sale.

Based on its available Canadian and U.S. tax attributes, Barnwell expects a limited tax impact on the C$9 million base consideration. Aggregate royalty payments and call-option proceeds exceeding the C$5 million value attributed to the royalty would be subject to tax.

In addition to the cash consideration and retained royalty participation, the buyer will assume the Canadian business’s future site restoration and abandonment obligations as part of the sale. Upon closing, these obligations will therefore be removed from Barnwell’s consolidated balance sheet, subject to Barnwell’s contractual indemnification obligations under the purchase agreement. Certain representations and warranties survive for 12 months after closing, subject to specified exceptions. “This transaction accomplishes several important objectives for Barnwell,” said Philip Patman, Jr., Chief Financial Officer and a member of Barnwell’s Board of Directors. “We will receive cash at closing, retain meaningful participation in future drilling through the 5% gross overriding royalty, and transfer the business’s future site restoration and abandonment obligations. Importantly, any royalty payments Barnwell receives before an exercise of the C$5 million purchase option are ours to retain and do not reduce the C$5 million option price. We believe this structure allows Barnwell to monetize a subscale operating business today while preserving meaningful exposure to future development of these properties.”

Patman continued, “Over a relatively short period, we have taken a series of significant steps to reposition Barnwell. We completed the sale of our remaining Hawaii development interests, entered into an agreement to monetize our Canadian oil and gas business while retaining royalty participation, and today separately announced the termination of our overfunded pension plan and planned reversion of surplus assets. Collectively, these actions are simplifying Barnwell, reducing legacy obligations and increasing the financial resources available to pursue the Company’s next phase.”

“Our focus is increasingly on identifying a transaction that can put Barnwell’s capital and public-company platform to work at substantially greater scale. We are evaluating strategic investments, acquisitions and potential business combinations and will remain disciplined on valuation, balance-sheet strength and long-term per-share value creation.”

Closing is subject to approval by holders of a majority of Barnwell’s outstanding common shares, completion of the pre-closing reorganization, required governmental approvals and other customary conditions. There can be no assurance that the transaction will close or as to its timing.

The agreement prohibits Barnwell and its representatives from soliciting competing acquisition proposals. Before shareholder approval, specified exceptions permit Barnwell to consider and, under certain conditions, negotiate unsolicited proposals. During that period, Barnwell may also terminate the agreement to enter into a definitive agreement for a superior proposal, subject to the Board making the required determinations, compliance with notice and buyer matching procedures, and payment of a C$500,000 termination fee and the return of the deposit.

Additional information regarding the transaction, including these provisions, will be provided in Barnwell’s related Current Report on Form 8-K.

About Barnwell Industries, Inc.

Barnwell Industries, Inc. has operations and interests in energy and related assets. The Company is focused on disciplined capital allocation, strategic repositioning and long-term shareholder value creation.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about the proposed sale, its completion and timing, purchase price adjustments, net cash proceeds, expected tax treatment and the availability and use of tax attributes, the royalty and call option, future drilling and royalty income, the transfer of site restoration and abandonment obligations, and the transaction’s anticipated benefits. They also include statements about the pension plan termination and planned surplus reversion, Barnwell’s transformation, management’s priorities, strategy, liquidity, capital allocation, strategic investments, acquisitions, potential business combinations and opportunities to generate shareholder returns.

Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. These include failure to obtain shareholder or governmental approvals or satisfy closing conditions; termination of the agreement, including in connection with a superior proposal, and any resulting termination fee; purchase price adjustments, taxes and transaction costs; the availability and timing of tax deductions and the use of tax attributes; indemnification claims; commodity prices and future drilling activity; the amount and timing of royalty payments and whether the call option is exercised; the amount and timing of any pension surplus reversion, including changes in plan assets, benefit settlement costs and taxes; the availability, terms and completion of strategic opportunities and whether they deliver anticipated shareholder value; general economic and market conditions; and other risks described in Barnwell’s SEC filings, including its most recent Annual Report on Form 10-K and subsequent filings. Barnwell undertakes no obligation to update any forward-looking statements except as required by law.

COMPANY: Barnwell Industries, Inc.
24 Greenway Plaza, Suite 1800Q
Houston, Texas 77046
Telephone: (713) 730-7026
Website: www.brninc.com

CONTACT: Philip Patman, Jr.
Chief Financial Officer and Treasurer
Phone: (713) 730-7026
Email: barnwellinfo@brninc.com

SOURCE: Barnwell Industries